Exhibit 21

SUBSIDIARIES OF NORTHWEST NATURAL HOLDING COMPANY
an Oregon Corporation

Name of Subsidiary	Jurisdiction Organized

Northwest Natural Gas Company (dba NW Natural)	Oregon

Northwest Energy Corporation(1)	Oregon

NWN Gas Reserves LLC(1)	Oregon

Gill Ranch Storage, LLC	Oregon

NW Natural Energy, LLC	Oregon

NW Natural Gas Storage, LLC	Oregon

NNG Financial Corporation	Oregon

Trail West Holdings, LLC	Delaware

Trail West Pipeline, LLC	Delaware

BL Credit Holdings, LLC	Delaware

Northwest Biogas, LLC	Oregon

KB Pipeline Company	Oregon

NW Natural Water Company, LLC	Oregon

NW Natural Water of Oregon, LLC	Oregon

NW Natural Water of Washington, LLC	Washington

Cascadia Water, LLC	Washington

NW Natural Water of Idaho, LLC	Idaho

Gem State Water Company, LLC	Idaho

Falls Water Co., Inc.	Idaho

Salmon Valley Water Company	Oregon

(1)     Subsidiary of Northwest Natural Gas Company